Exhibit 99.1

Reinsurance Group of America, Incorporated 16600 Swingley Ridge Road, Chesterfield, Missouri 63017

REINSURANCE GROUP OF AMERICA ELECTS

NEW MEMBER TO BOARD OF DIRECTORS

ST. LOUIS, May 31, 2022 – Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global life and health reinsurer, today announced the election of Khanh T. Tran to its Board of Directors. Mr. Tran will begin his service on July 1, 2022.

“We are very pleased to add Khanh to the RGA Board,” said Anna Manning, President and Chief Executive Officer, RGA. “His knowledge of the financial markets and approach to guiding corporate growth will be an asset to RGA as the company executes on its five-year strategy.”

“Khanh’s years of leadership in the insurance industry, coupled with his experience serving on corporate boards for various financial services companies, will bring valuable perspective to our board,” said J. Cliff Eason, Chair of the Board of Directors, RGA.

Mr. Tran retired as President and Chief Executive Officer of Aviation Capital Group LLC, a top 10 global commercial aviation leasing company with approximately 90 customers in more than 45 countries. Prior to that role, he held various executive positions during his 25 years with Pacific Life, a top 10 life insurance and annuities company in the U.S., including president, chief investment officer, chief financial officer, and treasurer.

Mr. Tran graduated from Whittier College in Whittier, California, with a B.A. in economics and political science. He also has an M.B.A. with a focus on finance and marketing from the University of California-Los Angeles.

Mr. Tran has previously served on nine corporate boards, including CIT Group, Inc.; Aviation Capital Group LLC; Pacific Life Insurance Company; and Scottish Re, among others. In 2019, he founded the Orange County, California chapter of Ascend Leadership and continues to serve as the chapter’s chairman. Ascend Leadership is the largest Pan-Asian business professional membership organization in North America and is dedicated to driving workplace and societal impact by developing and elevating Asian and Pacific Islander business leaders. Since 2015, he has served on the board of advisors for the George Argyros School of Business at Chapman University in the City of Orange, California.

About RGA

Reinsurance Group of America, Incorporated (RGA), a Fortune 500 company, is among the leading global providers of life reinsurance and financial solutions, with approximately $3.5 trillion of life reinsurance in force and assets of $89.8 billion as of March 31, 2022. Founded in 1973, RGA is recognized for its deep technical expertise in risk and capital management, innovative solutions, and commitment to serving its clients. With headquarters in St. Louis, Missouri, and operations around the world, RGA delivers expert solutions in individual life reinsurance, individual living benefits reinsurance, group reinsurance, health reinsurance, facultative underwriting, product development, and financial solutions. To learn more about RGA and its businesses, visit the company’s website at www.rgare.com.

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FOR MORE INFORMATION:

Lynn Phillips

Vice President, Corporate Communications

636-736-2351

lphillips@rgare.com

Lizzie Curry

Director, Public Relations

636-736-8521

lizzie.curry@rgare.com

Jeff Hopson

Senior Vice President, Investor Relations

636-736-2068

jhopson@rgare.com